Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated June 30, 2014, except as to Footnote 16 and the pro forma earnings per share information in the Consolidated Statement of Operations, which is as of September 23, 2014, and Footnote 1, which is as of October 2, 2014, with respect to the consolidated financial statements of OM Asset Management plc (formerly Old Mutual (US) Holdings Inc.) and its subsidiaries, which appears in its Registration Statement on Form S-1 (File No. 333-197106), as amended.

/s/ KPMG LLP

Boston, Massachusetts

October 10, 2014